July 13, 2018

Via Electronic Mail

Cleanspark, Inc.

6365 Nancy Ridge Drive, Fl. 2

San Diego, California 92121

Attention: Zachary Bradford, President

Re: Extension of Termination Date

Dear Mr. Bradford:

Reference is made to that certain Asset Purchase Agreement by and between Cleanspark, Inc. (“Cleanspark”) and Pioneer Custom Electric Products Corp. (“Pioneer”), dated as of May 2, 2018 (the “Purchase Agreement”), as amended by that certain Letter Agreement, dated as of June 29, 2018, between Cleanspark and Pioneer (the “Original Letter Agreement”). All capitalized terms used and not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.

By execution hereof, Cleanspark hereby agrees to extend the Termination Date as set forth in Section 8.1(d) of the Purchase Agreement, as amended by the Original Letter Agreement, from October 15, 2018 until December 31, 2018 (the “Extension”). During the Extension, all other terms and conditions of the Purchase Agreement shall remain in full force and effect.

Sections 9.4 – 9.14 of the Purchase Agreement shall apply to this Agreement mutatis mutandis.

If you are in agreement with the foregoing, please so indicate by your countersignature below.

Very truly yours,

PIONEER CUSTOM ELECTRIC PRODUCTS CORP.

By: /s/ Nathan Mazurek

Name: Nathan Mazurek

Title: President

Agreed and Accepted as of

this 13 day of July, 2018

CLEANSPARK, INC.

By: /s/ Zachary Bradford

Name: Zachary Bradford

Title: President